Exhibit 99.1

Cohesant Announces Earnings Date

    INDIANAPOLIS--(BUSINESS WIRE)--Sept. 22, 2005--Cohesant Technologies Inc. (NASDAQ:COHT) announced today it plans to release its financial results for the third quarter ended August 31, 2005 during the week of October 10, 2005. The timing of this release date is a result of the time needed to conduct an accounting review of the results of CuraFlo Technologies for the period prior to the acquisition date. This is a prerequisite to the release of quarterly results. CuraFlo, currently based in Vancouver, Canada, North America's leading licensor of technology for the renewal and rehabilitation of small diameter water pipes, was acquired by Cohesant on August 12, 2005.
    Cohesant Technologies Inc., based in Indianapolis, IN, designs, develops, and manufactures specialized dispensing equipment and specialty coating products under the GlasCraft, Raven and CuraFlo trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets.

    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of this acquisition and CuraFlo's ability to expand its licensing business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611